Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet combines the unaudited historical consolidated condensed balance sheets of Interface Inc., (the Company or Interface) as of July 1, 2018 and the unaudited historical consolidated statement of financial position of nora Holding GmbH (nora) as of June 30, 2018, giving effect to the acquisition and related financing transaction as if they had been consummated on July 1, 2018. The following unaudited pro forma condensed combined statement of operations for the six months ended July 1, 2018 combines the unaudited historical consolidated statements of operations of Interface for the six months ended July 1, 2018, and the unaudited historical consolidated statement of income of nora for the six months ended June 30, 2018, giving effect to the acquisition and related financing transaction as if they had been consummated on January 1, 2017, the beginning of Interface's most recently completed fiscal year.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 was derived from the audited historical consolidated financial statements of Interface and the audited historical financial statements of nora, giving effect to the acquisition and related financing transaction as if they had been consummated on January 1, 2017, the beginning of Interface's most recently completed fiscal year.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma condensed combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the Securities and Exchange Commission (the SEC) and are not necessarily indicative of what the results of operations would have been had the acquisition been completed as of the dates indicated, nor do they purport to project future operating results of Interface.

The unaudited pro forma condensed combined financial information should also be read in conjunction with the Share Purchase and Transfer Agreement (the Purchase Agreement), dated as of June 14, 2018, by and among Interface, Interface Europe B.V., DealCo Luxembourg II S.a.r.l. and nora Management III Beteiligungsgesellschaft GmbH & Co. KG.

        INTERFACE INC. AND SUBSIDIARIES

 UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

   JULY 1, 2018

       (IN THOUSANDS)

			Reclassification		Pro Forma		Pro Forma
	INTERFACE	NORA	Adjustments	Note (4)	Adjustments	Note (5)	Combined
ASSETS
Current assets
Cash and cash equivalents	$66,983	$41,922	$--		$8,716	(h)	$117,621
Receivables, net	156,602	31,968	--		--		188,570
Inventories, net	199,127	66,199	--		27,153	(a)	292,479
Prepaid expenses and other assets	38,082	9,794	--		(5,441)	(k)	42,435
Total current assets	460,794	149,883	--		30,428		641,105
Deferred tax assets	17,904	3,627	--		(3,627)	(b)	17,904
Property plant and equipment, net	207,994	68,464	966	(l)	11,074	(c)	288,498
Goodwill	67,042	97,265	--		85,186	(d)	249,493
Intangibles, net	--	43,450	(966)	(l)	59,888	(e)	102,372
Other assets	70,893	427	--		187	(h)	71,507

Total assets	$824,627	$363,116	$0		$183,136		$1,370,879

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	61,542	10,495	--		--		72,037
Accrued expenses	102,953	18,314	(254)	(m)	875	(i)	121,888
Current portion of long-term debt	15,000	10,334	--		(10,334)	(f)	15,000
Total current liabilities	179,495	39,143	(254)		(9,459)		208,925
Long-term debt	228,531	246,172	--		210,048	(f);(h);(i)	684,751
Deferred income taxes	6,750	19,898	--		8,315	(j)	34,963
Other	69,248	38,576	--		--		107,824

Total liabilities	$484,024	$343,789	$(254)		$208,904		$1,036,463

Shareholders’ equity
Common stock	5,949	38	--		(38)	(g)	5,949
Additional paid-in capital	262,285	22,456	--		(22,456)	(g)	262,285
Retained earnings (accumulated deficit)	215,383	(7,004)	254	(m)	563	(g);(i);(k)	209,196
Accumulated other comprehensive income (loss)	(143,014)	3,837	--		(3,837)	(g)	(143,014)
Total shareholders’ equity	340,603	19,327	254		(25,768)		334,416

Total liabilities and shareholders’ equity	$824,627	$363,116	$0		$183,136		$1,370,879

See accompanying notes to unaudited pro forma condensed combined financial information.

INTERFACE, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JULY 1, 2018

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

			Reclassification		Pro Forma		Pro Forma
	INTERFACE	NORA	Adjustments	Note (4)	Adjustments	Note (6)	Combined

Net Sales	$524,189	$132,572	$--		$--		$656,761
Cost of sales	321,459	75,723	(208)	(a)	1,151	(d);(e)	398,125
Gross profit	202,730	56,849	208		(1,151)		258,636

Selling, general & administrative expenses	146,039	47,816	(139)	(b)	(2,872)	(d);(e);(g)	190,844

Operating income (loss)	56,691	9,033	347		1,721		67,792

Interest expense	4,355	5,337	--		4,699	(c)	14,391
Other income (expense)	(3,780)	(178)	(347)	(a);(b)	--		(4,305)

Income / (loss) before income tax expense	48,556	3,518	--		(2,978)		49,096
Income tax expense / (benefit)	12,870	1,580	--		(165)	(f)	14,285

Net income / (loss)	$35,686	$1,938	$--		$(2,813)		$34,811

Net income per share-basic	$0.60						$0.58
Net income per share-diluted	$0.60						$0.58

Basic weighted average shares outstanding	59,582						59,582
Diluted weighted average shares outstanding	59,627						59,627

See accompanying notes to unaudited pro forma condensed combined financial information.

INTERFACE, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2017

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

			Reclassification		Pro Forma		Pro Forma
	INTERFACE	NORA	Adjustments	Note (4)	Adjustments	Note (6)	Combined

Net Sales	$996,443	$263,323	$--		$--		$1,259,766
Cost of sales	610,422	148,873	(389)	(a)	2,301	(d);(e)	761,207
Gross profit	386,021	114,450	389		(2,301)		498,559

Selling, general & administrative expenses	268,878	88,397	(260)	(b)	256	(d);(e)	357,271
Restructuring & asset impairment charges	7,299	--	--		--		7,299

Operating income (loss)	109,844	26,053	649		(2,557)		133,989
Interest expense	7,128	12,800	--		7,897	(c)	27,825
Other income (expense)	(2,177)	97	(649)	(a);(b)	--		(2,729)

Income / (loss) before income tax expense	100,539	13,350	--		(10,454)		103,435
Income tax expense (benefit)	47,293	6,003	--		(4,612)	(f)	48,684

Net income / (loss)	$53,246	$7,347	$--		$(5,842)		$54,751

Net income per share-basic	$0.86						$0.88
Net income per share-diluted	$0.86						$0.88

Basic weighted average shares outstanding	61,996						61,996
Diluted weighted average shares outstanding	62,040						62,040

See accompanying notes to unaudited pro forma condensed combined financial information.

INTERFACE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X and presents the unaudited pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Interface, Inc. and nora Holding GmbH, after giving effect to the acquisition, the new credit facility of the combined company entered into in connection with the acquisition and the related extinguishment of certain nora debt as described in these notes, and are intended to reflect the impact of the acquisition on Interface’s consolidated financial statements.

    The unaudited pro forma condensed combined balance sheet combines the unaudited historical consolidated balance sheet of Interface, Inc., (the “Company” or “Interface”) and the unaudited historical consolidated statement of financial position of nora Holding GmbH (“nora”) as of July 1, 2018, giving effect to the acquisition and related financing transaction as if they had been consummated on July 1, 2018. The unaudited pro forma condensed combined statement of operations for the six months ended July 1, 2018 combines the unaudited historical consolidated statement of operations of Interface, Inc. for the six months ended July 1, 2018, and the unaudited historical consolidated statement of income of nora for the six months ended June 30, 2018, giving effect to the acquisition and related financing transaction as if they had been consummated on January 1, 2017, the beginning of Interface's most recently completed fiscal year. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 was derived from the audited historical consolidated financial statements of Interface and the audited historical financial statements of nora, giving effect to the acquisition and related financing transaction as if they had been consummated on January 1, 2017, the beginning of Interface's most recently completed fiscal year.

    The pro forma combined financial information does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein.

     The acquisition will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805, “Business Combinations.” Interface is the acquirer for accounting purposes and has estimated the fair value of nora’s assets acquired and liabilities assumed. The allocation of the purchase price is preliminary and subject to material revision. Management is still evaluating nora’s accounting policies and the effects of conversion to U.S. generally accepted accounting principles (“U.S. GAAP”). Based on management’s preliminary analysis, there were no material adjustments necessary to convert the nora International Financial Reporting Standards (“IFRS”) based financial statements into U.S. GAAP. Certain reclassifications have been made to nora’s historical financial information to conform to Interface’s financial statement presentation (see Note 4). The historical nora financial information was translated from Euros to U.S. dollars using the following historical rates: average exchange rate for the year ended December 31, 2017 of approximately 1.13, average exchange rate for the six months ended June 30, 2018 of approximately 1.21, and period end exchange rate as of June 30, 2018 of approximately 1.16.

Note 2. Preliminary Purchase Price Allocation

       On August 7, 2018, Interface acquired the outstanding shares of nora and the outstanding receivables under certain shareholder loans for a total purchase price of $447.2 million. The Company financed the acquisition through additional term loan debt. nora is the holding company for a Germany-based multinational manufacturer and marketer of resilient floor coverings, including rubber flooring. The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed based on management’s estimates of fair value. The final purchase price allocation may vary based on final appraisals, valuations, and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and subject to change.

        The following table provides the preliminary allocation of the purchase price to the fair value of assets acquired and liabilities assumed including preliminary goodwill (in thousands):

Cash and cash equivalents	$41,922
Accounts receivable	31,968
Inventories	93,352
Property, plant, and equipment	79,538
Identifiable intangible assets	103,338
Goodwill	182,451
Other assets	10,221
Total assets acquired	542,790

Current liabilities	28,809
Deferred income taxes	28,213
Other long-term liabilities	38,576
Total liabilities assumed	95,598
Fair value of net assets acquired	$447,192

       The estimated fair values of the acquired identifiable intangible assets were determined primarily using a discounted cash flow method, and goodwill reflects the excess purchase price over the net assets acquired. The estimated fair values of the acquired intangible assets are provisional and are subject to change during the measurement period, which is not to exceed one year from the acquisition date.

Note 3. Acquisition Financing

      On August 7, 2018, Interface completed the acquisition of nora for approximately $447.2 million in cash. In connection with the acquisition of nora, the Company amended and restated its syndicated credit facility to fund the purchase price and related fees. The amended credit facility provides the Company with new term loans and an increase in the aggregate maximum principal amount of its revolving debt. The Company used the proceeds from the new term loans of approximately $465 million to fund the acquisition. The weighted average interest rate on the new term loans is approximately 3.5%. Debt issuance costs of approximately $9.0 million were incurred in relation to the amended credit facility, of which $8.8 million related to the term loans were recorded as a reduction of long-term debt and $0.2 million of debt issuance costs related to the revolver were recorded as other long-term assets. In addition to these costs, the Company incurred approximately $4.0 million of transaction related expenses.

Note 4. Reclassification and IFRS to US GAAP Adjustments

       Certain reclassifications and conforming adjustments have been made to nora’s historical financial information to conform to U.S. GAAP and Interface’s financial statement presentation. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information (in thousands):

Description of Adjustment	Location on nora’s Historical Statement of Financial Position	Location on Unaudited Pro Forma Condensed Combined Balance Sheet	As of July 1, 2018
(l) Reclassification of computer software to property plant and equipment	Intangible Assets	Property Plant & Equipment	$966
(m) Eliminate onerous contract liability—IFRS to US GAAP difference	Accrued Expenses	Retained Earnings	254

Description of Adjustment	Location on nora’s Historical Statement of Income	Location on Unaudited Pro Forma Condensed Combined Statement of Operations	Year Ended December 31, 2017	Six Months Ended July 1, 2018
(a) Reclassification of non-service pension cost from cost of sales to other expense to conform with US GAAP	Cost of sales	Other expense	389	208
(b) Reclassification of non-service pension cost from selling and administrative expense to other expense to conform with US GAAP	Selling and administrative expense	Other expense	260	139

Note 5. Adjustments to Pro Forma Balance Sheet

     The pro forma adjustments are based on management’s preliminary estimates and assumptions that are subject to change. The following represents an explanation of the pro forma adjustments that have been reflected in the unaudited pro forma condensed combined balance sheet:

a)

Represents the estimated step-up in inventory basis to record the inventories acquired at fair value. Fair value is based on the estimated selling price adjusted for selling costs and a profit allowance. The Company has not reflected a pro forma adjustment related to the amortization of the inventory step-up as the value is expected to be fully recognized within one year.

b)

Adjustment to record a valuation allowance on the historical nora deferred tax assets (with an offset to goodwill) as any carry-forward attributes (i.e., interest) will not survive a change in ownership. The Company is currently analyzing these deferred tax assets and cannot at this time determine whether recoverability is more likely than not.

c)

Represents the preliminary adjustment to increase the basis in the acquired property, plant and equipment to fair value based on the estimated appraised values. The estimated fair value of the acquired property, plant and equipment is approximately $79.5 million, which is expected to be depreciated on a straight-line basis over estimated useful lives ranging from 3 to 11 years. The asset fair values, estimated useful lives and estimated depreciation are subject to material revision as the purchase price allocation is completed. The following table summarizes the pro forma depreciation adjustment (in thousands):

	Estimated Fair Value	Estimated Useful Lives (years)	Year Ended December 31, 2017 Amortization Expense	Six Months Ended July 1, 2018 Amortization Expense
Computer hardware	$650	3	$217	$108
Computer software	881	3	294	147
Leasehold improvements	725	7	104	52
Machinery & equipment	67,872	11	6,170	3,085
Furniture & fixtures	1,499	7	214	107
Construction in progress	7,767	n/a	--	--
Other	144	5	29	14
	$79,538		7,028	3,513

Historical nora depreciation expense			(5,916)	(2,958)

Pro forma adjustment to depreciation expense			$1,112	$555

d)

Goodwill represents the excess purchase price over the fair value of assets acquired and liabilities assumed and is subject to material revision as the purchase price allocation is completed. Adjustment includes the removal of nora's historical goodwill and the preliminary estimate of goodwill resulting from the nora acquisition, for a net increase of $85.2 million.

e)

Represents the preliminary adjustment to increase the basis in the acquired intangible assets to fair value. The following table summarizes the estimated fair values of nora’s identified intangible assets, which are expected to be amortized on a straight-line basis over the indicated estimated useful lives (in thousands):

	Estimated Fair Value		Estimated Useful Lives (years)	Year Ended December 31, 2017 Amortization Expense	Six Months Ended July 1, 2018 Amortization Expense

Trademarks and Tradenames	$60,842		Indefinite	$--	$--
Developed Technology	39,129		7	5,590	2,795
Backlog	3,367	*	6 months	--	--
	$103,338			5,590	2,795

Historical amortization expense				(4,144)	(2,072)

Pro forma adjustment to amortization expense				$1,446	$723

*Since backlog will be fully amortized within one year, it is excluded from the pro forma amortization adjustment.

f)

Reflects the new term loan debt of $465 million incurred to finance the nora acquisition, net of term loan deferred debt issuance costs incurred of $8.8 million ($8.3 million paid at closing and $0.5 million accrued), reduced by the effects of extinguishing nora’s outstanding debt and shareholder loans upon completion of the acquisition. The net increase to debt is summarized below (in thousands):

Issuance of new term loan debt, net of term loan debt issuance costs of $8.8 million	$456,220
Extinguishment of outstanding nora long-term bank debt and shareholder loans	(246,172)
Extinguishment of outstanding nora short-term bank debt	(10,334)
Net pro forma debt adjustment	$199,714

g)	Represents the elimination of historical nora equity.

h)

Adjustment to cash includes excess loan proceeds from the new term loans of approximately $17.2 million, net of $0.6 million of accrued interest and fees on the old Interface credit facility paid at closing. Adjustment also includes $8.5 million of debt issuance costs paid at closing, of which $0.2 million are included in other long-term assets related to the revolving loans and the remaining balance is included in long-term debt.

i)

Represents accrued transaction expenses of $1.0 million, which are offset against retained earnings and accrued third party debt issuance costs of $0.5 million, which are offset against long-term debt, that the Company expects to incur in connection with the acquisition and related financing transaction. Adjustment to accrued expenses also includes $0.6 million of accrued interest and fees on the old Interface credit facility paid at closing.

j)

Represents the estimated step-up of deferred tax liabilities of $8.3 million primarily associated with the fair value adjustments for non-deductible intangible assets, property plant and equipment, and the inventory step-up based on an estimated statutory tax rate of approximately 29%. The estimated deferred income tax balances are preliminary and subject to change based on management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction. The pro forma balance sheet as of July 1, 2018 does not reflect the hypothetical balance sheet impact of the section 965 Transition Toll tax, (the “transition tax”) as the Company cannot reasonably estimate this impact as of the date of the unaudited pro forma financial information.  Furthermore, the Company does not believe any estimate of this transition tax is appropriate in the unaudited pro forma balance sheet, as it may not reflect alternative judgments, tax strategies or other actions the Company may have taken with regard to this transition tax in the historical periods.

k)	Adjustment reflects the removal of nora’s unamortized debt issuance costs for the outstanding debt extinguished at closing.

Note 6. Adjustments to Pro Forma Statements of Operations

The pro forma adjustments are based on management’s preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined statements of operations:

c)

Represents the additional interest expense related to the new term loans, the amortization of new debt issuance costs, and the elimination of interest expense and related amortization of debt issuance costs for the nora debt extinguished at closing. The variable weighted average interest rates on additional debt is estimated at approximately 3.19% to 3.51%. A 1/8th percent change in the assumed variable interest rate would change pro forma interest expense for the year ended December 31, 2017 and July 1, 2018 by $0.6 million and $0.2 million, respectively. The following table summarizes the pro forma interest expense adjustment (in thousands):

	Year Ended	Six Months Ended
	December 31, 2017	July 1, 2018
Elimination of interest expense	$(7,291)	$(3,646)
Eliminate amortization of debt issuance costs	(1,439)	(720)
Interest expense on new term loan debt	14,834	8,168
Amortization of new debt issuance costs	1,793	897
Interest expense pro forma adjustment	$7,897	$4,699

d)

Represents the adjustment to depreciation expense as a result of the fair value adjustments to tangible assets acquired. The estimated fair value of property, plant and equipment is approximately $79.5 million and is expected to be depreciated over estimated useful lives that will range from 3 to 11 years. The depreciation is reflected in cost of sales (90%) and selling and administrative expenses (10%) based on historical trends. See Note 5(c) for additional information.

e)

Adjustment represents amortization of the estimated fair value of acquired intangible assets of $103.3 million. The amortization is reflected in cost of sales (90%) and selling and administrative expenses (10%) based on historical trend. See Note 5(e) for additional information.

f)	Adjustment to reflect the combined pro forma blended statutory rate at 29% and 46% for the periods ended July 1, 2018 and December 31, 2017, respectively.

g)	Adjustment represents the elimination of $3.0 million of transaction costs included in the historical Interface results for the six months ended July 1, 2018.